Exhibit 99.1
STONE ENERGY CORPORATION
Announces Receipt of Offer from Energy Partners
LAFAYETTE, LA. June 16, 2006
     Stone Energy Corporation (“Stone”) (NYSE: SGY) today announced that it has received a definitive offer from Energy Partners, Ltd. for the acquisition of Stone on terms and conditions contained in a proposed agreement and plan of merger. Stone’s Board of Directors is reviewing the offer and will make a determination whether the offer is a “Target Superior Proposal” as defined in the existing merger agreement with Plains Exploration & Production Company. EPL’s offer is subject to a determination by Stone’s Board of Directors that EPL’s offer is a “Target Superior Proposal” no later than 9:00 p.m. New York City time on Sunday, June 18.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (“GOM”), the deep shelf of the GOM, the deep water of the GOM, several basins of the Rocky Mountains, and the Williston Basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.